Exhibit 99.1

Media Contact: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY ANNOUNCES
NEW OPERATING STRUCTURE AND
SENIOR LEADERSHIP APPOINTMENTS

Company to Organize Around Three Major Operating Businesses:
Coca-Cola International, Coca-Cola Americas and
Bottling Investments Group

Ahmet Bozer to be Appointed President of Coca-Cola International;
Steve Cahillane to be Appointed President of Coca-Cola Americas;
Irial Finan to Continue as President, Bottling Investments Group

Changes to be Effective Jan. 1, 2013

ATLANTA, July 30, 2012 — The Coca-Cola Company today announced a new operating structure and the senior leaders for those businesses.  Effective Jan. 1, 2013, the Company will organize around three major operating businesses: Coca-Cola International, which will consist of the Company’s Europe, Pacific and Eurasia & Africa operations; Coca-Cola Americas, which will consist of the Company’s North America and Latin America operations, and; Bottling Investments Group (BIG), which oversees the Company-owned bottling operations outside of North America.

Ahmet Bozer, currently President of the Eurasia & Africa Group, will be appointed President of Coca-Cola International.  Steve Cahillane, currently President and Chief Executive Officer of Coca-Cola Refreshments (CCR), will be appointed President of Coca-Cola Americas.  Irial Finan will continue as President of BIG.  All three executives will continue to report to Muhtar Kent, Chairman and Chief Executive Officer.

“This is the right structure for the next phase of our journey toward achieving our 2020 Vision,” said Kent.

“Over the last couple of years, we have systematically been adapting our business model to better address the changing demands of the global marketplace.  First, we addressed the issues facing our system in our flagship market through the acquisition of CCE North America.  Second, we further built the relevance of BIG, evolving it from its initial role of fixing challenging markets to a more significant role in spearheading our progress in select strategic markets such as China and India.

“We have a solid foundation and momentum in our business.  Now is the time to take the next step in our evolution.  By consolidating leadership of our global operations under two large, but similar sized geographic regions and BIG, we will streamline reporting lines, intensify our focus on key markets and create a structure that leverages synergies and gives us flexibility to strategically adjust our business within those geographies in the future.”

Added Kent: “Ahmet, Steve and Irial are proven leaders with extensive international franchise, bottling operations and marketing experience.  Ahmet is a strong international operator who has demonstrated success in leading our business in both emerging and developing markets.  Steve has played a key role in leading our North America operations and ensuring a smooth and successful integration of CCE.  Irial led the creation of BIG, and has been instrumental in driving executional excellence throughout our Company-owned bottling operations across four continents.

“I look forward to partnering with Ahmet, Steve, Irial and the rest of my leadership team as we continue on our journey toward our 2020 Vision.”

These appointments take effect Jan. 1, 2013.  Related organizational changes will be announced in due course.  Until such time, all current organizational and reporting relationships will remain as is.

A 22-year veteran of the Coca-Cola system, Bozer, 52, joined The Coca-Cola Company in Atlanta in 1990 as a Financial Control Manager.  In 1992, he moved to Turkey as Region Finance Manager. In 1994, Bozer joined the Coca-Cola Bottlers of Turkey (now Coca-Cola Icecek A.S.) as Finance Director and was named Managing Director in 1998.

In 2000, Bozer rejoined the Company as President of the Eurasia Division, which became Eurasia and Middle East Division in 2003. In 2006, he assumed the additional leadership responsibility for the Russia, Ukraine and Belarus Division. In 2007, with the addition of the India and

South West Asia Division under his responsibilities, Bozer was named President of the Eurasia Group.  He was promoted to lead the Eurasia & Africa Group in 2008.

Cahillane, 47, has more than 20 years of successful international beverage sales, marketing and distribution experience.  He joined The Coca-Cola Company as President and Chief Executive Officer of CCR in 2010.  Prior to leading CCR, Cahillane was President of Coca-Cola Enterprises’ (CCE) North American business.  He joined CCE in 2007 as President of CCE’s Europe Group.

Prior to joining CCE, Cahillane served as the Chief Executive for Interbrew UK and Ireland, a division of InBev S.A., and as Chief Commercial Officer of InBev S.A.  In 1995, Cahillane founded State Street Brewing Company in Chicago, which he owned until 1997, when he sold the business and joined Coors Distribution Company as Vice President and General Manager.  He joined InBev in 1999, serving as Vice President of U.S. Sales until 2001, when he was promoted to Chief Executive Officer of Labatt USA.

Finan, 55, has more than 30 years of experience in the Coca-Cola system.  From 2001 to 2003, he served as Chief Executive Officer of Coca-Cola Hellenic during which time he managed the merger integration of Coca-Cola Beverages plc and Hellenic Bottling SA, and led the combined company’s operations in 26 countries.  Finan joined The Coca-Cola Company in 2004 as President, Bottling Investments and was named Executive Vice President of the Company in October 2004.

From 1995 to 1999, Finan was Managing Director of Molino Beverages, with responsibility for expanding markets, including the Republic of Ireland, Northern Ireland, Romania, Moldova, Russia and Nigeria.  Prior to that role, Finan worked in several markets across Europe.  From 1991 to 1993 he served as Managing Director of Coca-Cola Bottlers Ulster, Ltd., based in Belfast.  He was Managing

Director of Coca-Cola bottlers in Romania and Bulgaria until late 1994.  He was Finance Director, Coca-Cola Bottlers Ireland, Ltd., based in Dublin from 1984 to 1990.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, the world’s most valuable brand, our Company’s portfolio features 15 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle.  Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.8 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system employees.  For more information, please www.thecoca-colacompany.com or follow us on Twitter at twitter.com/CocaColaCo.

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